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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 1)*

                         Boyd Bros. Transportation Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                   103255105
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                                 (CUSIP Number)



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*  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 6 pages

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                                 SCHEDULE 13G
CUSIP No. 103255105
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1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Granahan Investment Management, Inc. 04-2856200
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2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
      Not Applicable
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3     SEC Use Only

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4     Citizenship or Place of Organization

      Comonwealth of Massachusetts
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                  5     Sole Voting Power
  Number of
   Shares               -0-
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             -0-
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        -0-
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        -0-
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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      -0-
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10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


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11    Percent of Class Represented By Amount in Row (9)

      -0-
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12    Type of Reporting Person*

      IA
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 6 pages

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      Item 1(a)   Name of Issuer

                  Boyd Bros. Transportation Inc.

      Item 1(b)   Address of Issuer's Principal Executive Offices

                  3275 Highway 30
                  Clayton, AL 36016

      Item 2(a)   Name of Person Filing

                  Granahan Investment Management, Inc.

      Item 2(b)   Address of Principal Business Office or, if none, Residence

                  275 Wyman Street, Suite 270
                  Waltham, MA 02154

      Item 2(c)   State of Organization/Citizenship

                  Commonwealth of Massachusetts

      Item 2(d)   Title of Class of Securities

`                 Common Stock

      Item 2(e)   CUSIP Number

                  103255105

      Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a

            (a)   [ ]   Broker or Dealer registered under Section 15 of the Act

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company as defined in Section 3(a)(19) of the
                        Act

            (d)   [ ]   Investment Company registered under Section 8 of the
                        Investment Company Act

            (e)   [X]   Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940

            (f)   [ ]   Employee Benefit Plan, Pension Fund which is subject
                        to the provisions of the Employee Retirement Income
                        Security Act of


                               Page 3 of 6 pages

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                        1974 or Endowment Fund; see
                        ss.240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   Parent Holding Company, in accordance with
                        ss.240.13d-1(b)(1)(ii)(G)

            (h)   [ ]   Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

      Item 4.     Ownership

            (a)   Amount Beneficially Owned: -0-

            (b)   Percent of Class: -0-

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: -0-

                  (ii)  shared power to vote or to direct the vote: -0-

                  (iii) sole power to dispose or to direct the disposition of:
                        -0-

                  (iv)  shared power to dispose or to direct the disposition of:
                        -0-

      Item 5.     Ownership of Five Percent or Less of a Class

                  [x]

      Item 6.     Ownership of More than Five Percent on Behalf of Another
                  Person

                  Certain other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the class of securities which are subject to this report. Vanguard Explorer Fund, Inc.'s such rights relate to more than five percent of the class.

      Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not Applicable.

      Item 8.     Identification and Classification of Members of the Group

                  Not Applicable.

      Item 9.     Notice of Dissolution of Group

                  Not Applicable.


                               Page 4 of 6 pages

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      Item 10.    Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                               Page 5 of 6 pages
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      Signature

      After reasonably inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      GRANAHAN INVESTMENT MANAGEMENT, INC.



Date: January 27, 1998                    By:    /s/ John J. Granahan
                                             -----------------------------
                                             John J. Granahan, President